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FINAL TRANSCRIPT
CONFERENCE CALL TRANSCRIPT
W. P. CAREY & CO. LLC FIRST QUARTER EARNINGS CONFERENCE CALL
MAY. 05. 2005 / 2:00 PM ET
CORPORATE PARTICIPANTS
CURT RITTER
W. P. Carey & Co. LLC, Director of Corporate Communications
GORDON DUGAN
W. P. Carey & Co. LLC, CEO and President
CLAUDE FERNANDEZ
W. P. Carey & Co. LLC, Acting CFO
TOM ZACHARIAS
W. P. Carey & Co. LLC, Chief Operating Officer
BILL CAREY
W. P. Carey & Co. LLC, Chairman
CONFERENCE CALL PARTICIPANTS
DAVID AUBUCHON
A.G. Edwards - Analyst
MICHAEL BEALL
Davenport Securities
PRESENTATION
OPERATOR

Thank you for standing by and welcome to the W. P. Carey & Company LLC first-quarter earnings release conference call and webcast. Today's conference is being recorded and this time I would like to turn the conference over to W.
P. Carey & Company's Director of Corporate Communications, Mr. Curt Ritter. Please go ahead, sir.


CURT RITTER - W. P. CAREY & CO. LLC - DIRECTOR OF CORPORATE COMMUNICATIONS

Thank you. Good afternoon and welcome everyone to W. P. Carey's first quarter 2005 earnings conference call and webcast. Joining us today are W. P. Carey's Chairman Bill Carey, CEO and President Gordon DuGan, Acting Chief Financial Officer Claude Fernandez and Chief Operating Officer and Asset Management Director Tom Zacharias. Today's call is also being simulcast on our web site wpcarey.com.


A replay of today's call will be available at 4 o'clock this afternoon. The telephone number for the replay is 1-888-203-1112 with the access code 4427453. Before I turn the call over to Gordon, I need to inform you that statements made in this earnings call that are not historic fact may be deemed forward-looking statements. Factors that could cause actual results to differ materially from W.
P. Carey's expectations are listed in our SEC filings. As always, if you have any questions or comments following this conference call, please call our investor relations department at 1-800-WP CAREY, or send us an e-mail ir@wpcarey.com. Now I'd like to turn the call over to Gordon.
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GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

Good afternoon, everyone. As you see in our press release, our quarterly results were good for the first quarter this year. Claude Fernandez, our acting Chief Financial Officer, will get into these numbers in a little bit more detail in a minute, but I wanted to give an overview for everyone.

Our revenues were up to 44 million from 33.7 million the year before and this is largely due to increased investment activity as well as greater rental income. In addition, our income from continuing operations was up to 14.5 million versus
10.3 million from the year earlier period and this is due to again increased rental and the increase in management performance fees.

Our earnings-per-share was down to $0.15 versus $0.28 in the prior year and net income was down to 5.8 million versus 11.1. And this is as we delineated in the press release due largely to impairment charges that Tom Zacharias will talk about a bit later.

Our FFO as we calculate it was up to $0.61 a share from $0.55 a share in the earlier period, or 23.9 million versus 21.4 million. Cash flow for the quarter was strong as we lay out in this press release.

Additionally, in the management change section as you see in this press release, there are management changes outlining including change in John Park's status. As you can appreciate, this is not something we can comment on any further at this time.

Additionally, we have a bullet point relating to the restatement of our 2004 results. Claude Fernandez again will get into that in a little bit more detail. But the net effect is we had a $2 million understatement of earnings for 2004.

I thought I might step back and talk a little that more broadly about the marketplace for a moment. I attended and spoke at the Real Share Net Lease conference earlier this week and one of the participants presented a series of industry slides. I made some notes on that an I would just share some of these global figures with you.

The net lease market as he calculated is 15% of all commercial property sales and as he has calculated, the market has doubled in the last two years. Other comments that he made in general terms, flattening of the yield curve he sees as positive for sale leaseback transactions and we're hopeful that that's true as well as the difference between the short end of the borrowing curve and the long end have narrowed significantly and we think that that hopefully will drive corporations to seek more long-term financing and the sale leaseback can compete in that marketplace. He pointed out that cap rates have fallen across the commercial real estate sector, but that the spread to treasuries has remained relatively stable. And he also mentioned that real estate in his view remains an attractive investment relative to other investment types, and he does not see that changing.

In terms of our business, the first quarter was an active quarter. We completed roughly $360 million of investments and those investments were made with tenants across a number of industries and with properties located in several countries. Our owned and managed assets have surpassed $7 billion and we are pleased with that.

On the challenge side, CPA(R):16 - Global, we're not currently raising funds in CPA(R):16 - Global and due to the threshold for performance fees, we're not currently collecting -- it is a -- it provides a lower amount of fees relative to the other funds. In addition, this is a competitive environment in both the dimension, the real


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estate finance and corporate demand market places. There is a great deal of liquidity and we are cautious about the competitive environment as we see it.

Within that competitive environment though, I would remind everyone that we are able to compete for transactions. We look for transactions where we can compete based on the complexity of the transaction relationships with tenant companies or our brand names and we think of are all effective competitive tools.

Lastly, we have a well-capitalized and conservative balance sheet and we remained focused on continuing the 32-year tradition of W. P. Carey of serving our investors and clients. With that, I will turn it over to Claude Fernandez, our Acting Chief Financial Officer.

CLAUDE FERNANDEZ - W. P. CAREY & CO. LLC - ACTING CFO

Thank you, Gordon. The Company experienced very strong growth in revenues in the first quarter of 2005 as compared to 2004. Management revenue increased by 8.9 million and this was substantially driven by higher investment activity during the quarter. We closed approximately $367 million of acquisitions in the first quarter of 2005 as compared to 68 million in the first quarter of 2004.

An additional driver for the increase in management revenues has been the growth in assets under management. Assets under management have grown to approximately $5.8 billion as compared to approximately $4.8 billion in the first quarter of 2004. So these two factors accounted for the growth in management revenues during the quarter.

Lease revenues derived from our principal business also increased by $2.8 million in the first quarter and this is primarily related to the acquisition of approximately $140 million of net lease real estate from one of our affiliates in 2004. Reported revenues do not include approximately 4.8 million of management income that is subject to the achievement of a hurdle -- a performance hurdle by CPA(R):16 - Global. Upon achievement of that performance hurdle, this income will be recognized for financial reporting purposes. But as of now, it is not.

The increases in revenues were partially offset by some growth in expenses. General expenses increased primarily as a result of increased investment activity during the quarter. Operating expenses were relatively stable between the two quarters. Income tax expense, however, did increase again primarily driven as a result of higher revenue growth in the first quarter. Income from continuing operations did exhibit strong growth from -- to 14.5 million from approximately 10.2 million in the first quarter of 2004. Income from discontinued operations showed a reduction primarily related to impairment charges recognized on three properties that are held for sale. And as Gordon mentioned, these will be addressed in a bit more detail by our chief operating officer. Overall, net income did decrease from 11.1 to 5.9 million for the quarter after taking into account


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the impairment charge.

With respect to funds from operations, funds from operations exhibit fairly healthy growth with $0.61 a share from $0.55 a share in the first quarter of 2004 the. Again, the driver of this growth is primarily the growth in revenues from the management business and the principal business.

TOM ZACHARIAS - W. P. CAREY & CO. LLC - CHIEF OPERATING OFFICER

Thank you, Claude. This is Tom Zacharias, and I will speak a little bit about the real estate assets in the LLC. In the first quarter, GAAP earnings were affected by write-downs taken in two transactions that we reported in an eight-page disclosure that was filed several weeks ago. These write-downs relate to in the first stage a transaction we did with Gibson Greeting Cards back in 1983 which allowed them to purchase the building at fair market value in 2005. We on March 23, got a notice that they intended to do that which is under the terms of the valuation method, will result in us taking a write-down. The initial write-down that we've recognized in this quarter is 8.9 million.

The other item relates to the Lavonia Hotel in Lavonia, Michigan where we plan to sell this at a price that is about 800,000 below what we're carrying it on our books at a GAAP value. Also in this quarter, we had -- we were successful in selling three small vacant buildings in -- a Kmart in Denton, Texas the former tooling systems facility in Frankenmuth, Michigan and a small Rochester button facility in South Boston, Virginia. That will reduce vacancy by about 260,000 square feet.

In addition, we were successful in leasing 200,000 square feet of vacant space in Salisbury, North Carolina to Alcoa for an initial five-year term. Also released today were the results of a very positive transaction which closed on Monday and this is the sale of three facilities that we leased to a company called Apogent in Portsmouth, New Hampshire; Rochester, Minnesota and Dubuque, Iowa. We acquired these buildings in 1988 and we are selling them for -- or we've actually sold them for 28.8 million which results in a $9.1 million GAAP gain, and this gain will be reflected in the second quarter.

BILL CAREY - W. P. CAREY & CO. LLC - CHAIRMAN


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Thank you, Tom. This is Bill Carey and I would like to thank the team for producing a great quarter with a regard to write-downs and the write-ups has being as more or less as a matter of timing. So you had the write-downs in the first with and the write-up in the second quarter and that is more or less what neutralized it. There is nothing that you can see here, I can see here, that doesn't make for a great quarter. I'm very proud of the team for producing that and that the properties are doing well and the funds are doing well.

CURT RITTER - W. P. CAREY & CO. LLC - DIRECTOR OF CORPORATE COMMUNICATIONS

Thank you. At this time, we will open the floor for questions.

QUESTION AND ANSWER

OPERATOR

(Operator Instructions). David AuBuchon, A.G. Edwards.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

Thank you, good afternoon. Gordon, looking at the transaction volume within the private REITs this quarter and based on previous run rates, I would think that the management fee income line would be much higher than it was reported in the quarter. Is this related to the 4.8 million of fees that were not booked related any hurdles not met at this point?

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

I will let Claude speak to that.

CLAUDE FERNANDEZ - W. P. CAREY & CO. LLC - ACTING CFO

This is Claude. That's primarily related to the fact that although we closed those transactions, we were not able to book approximately 4.2 million in fees related directly to the closing of those transaction. Had we been able to book them, I think you would have seen the relationship more the way you would have expected.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

And why we not able to book them?

CLAUDE FERNANDEZ - W. P. CAREY & CO. LLC - ACTING CFO

Because CPA(R):16 - Global must achieve a performance hurdle which is effectively a 6% cumulative dividend return, distribution return, to its investors before those fees may be collected.

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

And since we're still in the investment ramp-up period, we have not hit that hurdle, so we expect a lower contribution from CPA(R):16 - Global going forward.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST


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What is your best guess at this point in time given what you see in the business environment when you would be able to hit that return?

CLAUDE FERNANDEZ - W. P. CAREY & CO. LLC - ACTING CFO

I don't think we have a projection on that, David.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

Okay. Is that 4.2 million, that's all cash, or would that be dollars that would be reinvested into or be received in shares of the private REIT?

CLAUDE FERNANDEZ - W. P. CAREY & CO. LLC - ACTING CFO

Those would be received in shares.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

Okay. Can you provide a little bit more detail regarding the, I guess the initiation of the process of John Parks resigning? Was it something from directly from the SEC, or was it from WPC?

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

Dave, the best I can say is that the press release and the prior disclosure are all we're able to say and we have disclosed what we're able to disclose.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

Okay. And then he is still an employee of the company -- can you describe the managing director's strategic planning role?

BILL CAREY - W. P. CAREY & CO. LLC - CHAIRMAN

He is still an employee of the Company in that role.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

Okay. Is that a new position, or is it something that was created for John.

BILL CAREY - W. P. CAREY & CO. LLC - CHAIRMAN

It's a new position -- this is Bill Carey -- that we've needed for some time, and I believe John can do a really great job. I think he's quite pleased with the opportunity there.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

And do you -- an external candidate at this point in time, Gordon, is the preferred route at this point in time?

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

That's correct. We've initiated a search, meaning that we're beginning the process of the search for an external candidate for this role.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

Okay. And so just given what you see in the environment, your comments in the press and just on the call seem to be a little bit more bearish than you have been in the past. Has momentum in the business slowed to a point where you believe it has gotten to a point where continuing to generate


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the growth that we've seen in the past is no longer an option?

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

I can speak to -- however my tone came across, I will say that we have had a very active first quarter. We are pleased with that. We continue to be able to compete for deals but I have to say that we do see a very liquid environment out there with a lot of capital. And so we have been cautious about the competitive environment for several quarters and I think my comments have reflected that. And we remain cautious that there's a lot of capital out there is chasing deals. But within that context, we have been as the first quarter shows able to compete and able to find attractive investments.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

But you're no longer raising money within the CPA(R):16 - Global vehicle?

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

That is correct. We have a temporary cessation of funds and we're in the process of shifting from our first offering to second offering in CPA(R):16 - Global and we have plenty of cash to invest in that entity, so that's one area in which we're focused and using the investment opportunities obviously for our managed REITs.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

And my next question was going to be how much cash is available? Can you disclose that?

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

As of the left filing, Claude?

CLAUDE FERNANDEZ - W. P. CAREY & CO. LLC - ACTING CFO

We currently have approximately 200 million in cash in CPA(R):14 available to invest, plus some in others.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

Okay, thanks.

OPERATOR

(Operator Instructions). Michael Beall, Davenport Securities

MICHAEL BEALL - DAVENPORT

Good afternoon. Just to come back to the CPA(R):16 - Global things not hit our threshold (ph), is that because what we have actually invested have not been the spreads wide enough, or is it simply or mainly a matter of carrying large cash balances and sort of having more cash than we were able to invest, or none of the above?

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO


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I would say that it's a -- the cash that we've been able to invest we are able to meet the threshold return. But having it -- this is an investment ramp-up period issue where you raise the cash just on the balance sheet (indiscernible) earning short-term interest rates. And until we get that invested, it's hard to get to the performance hurdle.

MICHAEL BEALL - DAVENPORT

And we have about $1 billion more under management today than we did a year ago, but I guess would it be fair to say we have replaced money that we were earning incentive fees on say with those funds that we liquidated last year with new money where we're not?

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

It's not quite that case because CPA(R):15 has grown significantly over that period where we are in the incentive fee. And going forward really CPA(R):16 - Global where we don't have this incentive fee will be a large part of it, but we still have grown assets under management and still have grown CPA(R):15 where we are reaching the incentive fee. So it's not a zero versus 100 or 100 versus zero equation; it's a blend.

MICHAEL BEALL - DAVENPORT

Gotcha. And I guess just looking at the next few quarters in this year, we have the lack of the incentive fee in CPA(R):16 - Global and we could have, we had relatively robust acquisition activity in the first quarter. So the sense in that may be slowing in the next quarter or two because of competition and everything. So I guess the numbers the next few quarters won't look particularly good. You're sort of preparing us for that?

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

Mike, I guess what I would say is, as you know, we don't provide guidance or project forward our earnings. But the competitive nature of the marketplace is something we have been speaking about in the past and the investment business is lumpy, so we're always cautious about that and we remain cautious about any type of expectation on a quarter-to-quarter basis. But in the CPA(R):16 - Global, that number is the amount that we are currently not recognizing and so that's why we want you to have it.

MICHAEL BEALL - DAVENPORT


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Just getting back quickly to the write-off, a $9 million write-off, I'm always sort of don't quite understand how these things sort of like come out of the blue. And in that particular case, it was based on a tenant's ability to stay in the building or not. Was it a clear-cut economic decision on their part not to do that? It had a $9 million GAAP impact on their statements. Was it a $9 million economic decision on their part that would have been clear for years that they would've taken the action they had taken?

CLAUDE FERNANDEZ - W. P. CAREY & CO. LLC - ACTING CFO

I can explain that a little bit. They were paying 3.7 million in rent for two facilities. One of them they were using and one of them they were not using and we did not know really what they were going to do because they didn't have that much of an interest in owning these facilities. But because of this window that they had to buy it at a fair market value unencumbered by the lease, they've elected to give us notice that they intend to buy it and we're going through the appraisal process now. It's one of those things, we don't know exactly where it's all going to turn out. They have a contractual right to buy it and they might end up buying one and not the other, but we're working through that. And because of their notice to us of their exercising their option, we are taking the write-down.

MICHAEL BEALL - DAVENPORT

I just say, as a shareholder, it's just hard to know what's lurking out there -- anyway. Last thing as it relates to the issue that was related to John Parks, is there any settlement with the regulatory people?

Have we finalized that, or are we in the process of that? What can you say about that?

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

We just cannot comment, Mike. I'm sorry. It's in process.

MICHAEL BEALL - DAVENPORT

Okey-doke, thanks a lot.

OPERATOR

(Operator Instructions). David AuBuchon, A.G. Edwards.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

On the 3 buildings that you're selling or are going to close in the second quarter, do you see more of that type of activity? Is that something where you can become more aggressive than try to


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rationalize some of the value that you do see in your portfolio versus some of the write-down we have been seeing?

TOM ZACHARIAS - W. P. CAREY & CO. LLC - CHIEF OPERATING OFFICER

David, it's Tom Zacharias. That's a very good question and this was a very nice transaction. We sold these buildings at an 8.3% cap rate. We have been, we are spending more and more time working the assets. You have seen a significant reduction in the vacancy. We're down to around 5%. We have just concluded a lease for a 528,000 square feet in a building that was vacant. So there's a lot of asset management activity that I think you will see over the next two quarters that will be positive for the portfolio.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

Is there number or a range that you can provide?

TOM ZACHARIAS - W. P. CAREY & CO. LLC - CHIEF OPERATING OFFICER

No, because what it is, we have, we're working many different transactions. What closes and doesn't close, it's hard to know.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

Okay. Going -- a little bit more on operating metrics I guess on the portfolio within WPC vacancy.

Tom just mentioned it was 5%. Where's -- a lot of people asked about what's the -- if you looked at your in-place rents versus the market, where would it kind of shake out to be -- can you provide a little bit more detail on the operating metrics of the portfolio right now?

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

I will turn it over to Tom, but our average lease term, Tom, today is just around six years?

TOM ZACHARIAS - W. P. CAREY & CO. LLC - CHIEF OPERATING OFFICER

Yes, 6.3.

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

6.3 years, and that is metric that we look at. In the vacancy, the only other point I would make on the vacancies, selling vacant buildings not only provides us with some cash but obviously it lowers the operating expenses because an empty building is a fire you have to keep feeding. And so the vacancy has a -- leasing up space has that double impact obviously. It's not only getting rental income and whether it is leased or sold getting rid of operating expenses that you're carrying. Tom, I don't know if you'd care to comment any more on the portfolio metrics?

TOM ZACHARIAS - W. P. CAREY & CO. LLC - CHIEF OPERATING OFFICER


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Yes. For 2005 lease expirations, we've gone out and renewed pretty much everything that was expiring. We're working on '06 and '07. We're being very aggressive at maintaining cash flow, and sometimes renewal rents are above market, above what they're paying, sometimes they're below. It's hard to generalize.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

Okay. And then on like an SAB (ph) basis, and it's not a number that's disclosed or you disclose it, but if you look at your payout ratio this quarter dividend versus SAB, where would you guess that falls out?

TOM ZACHARIAS - W. P. CAREY & CO. LLC - CHIEF OPERATING OFFICER

Well, we do have cash flow from operations disclosed and as you see, there's cash flow from operating activities was strong relative to the dividend. There's some noise in that, so it's not a perfect SAD (ph) number, but since we don't not have an FAD (ph) number out there Dave, I really cannot comment on that, although I appreciate the question.

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

Dave, I would just add that if you're looking at that first quarter cash flow from operations, about 4 million of the increased release of that increase in cash flow relates to the receipt of annual payments of deferred fees, so you may want to keep that in mind as you look at it.

BILL CAREY - W. P. CAREY & CO. LLC - CHAIRMAN

It is -- this is Bill Carey -- something I always look at, cash flow from operations and dividends paid.

And when it's close, I get concerned; when it's like this with 27.5 million net flow from operations, 16.5 at dividends paid, I feel reasonably comfortable.

DAVID AUBUCHON - A.G. EDWARDS - ANALYST

Okay, thank you.

OPERATOR

Michael Beall, Davenport.

MICHAEL BEALL - DAVENPORT

Gordon, going back to your sort of initial comments just a little more flavor, if you will, you mentioned that demand -- well, first of all, you said for awhile and I'm sure it's true that there's too much capital or plenty of capital chasing deals, but you also alluded to a growth in the amount of real estate that is owned and under the net lease basis.

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

That's right.


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MICHAEL BEALL - DAVENPORT

So just comment -- is that -- and you related it to the yield curve flattening perhaps. Bit do you think there's a longer term trend trying to look out a little bit between not just this quarter or next -- a longer-term increase in demand for what we provide? And then just the second question is, you mentioned there's a lot of capital, or I know when there's a lot of people tend to bid more aggressively, but are you surrounded by what you'd consider to be irrational competitors in terms of what they're willing to do a deal for?

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

No, I think a lot of, I think for the most part, I would not describe it as irrational. I think most of our competitors are rational investors. From time to time, you see things that make you scratch your head, but I think that's true anywhere. It's interesting because there are these two countervailing trends. There's a lot of capital looking for yield type investments, and when we see that, we remark on it. At the same time, the net lease market has been growing. That trend continues and we are positive about -- hopefully the flattening of the yield curve will be positive for generating new investments. But there are some countervailing trends and that's an overall picture and there's some good, there are some things that we comment on that we just want to have out there. But overall, to me it's sort of the proof is in the pudding and we have been over the past year able to find a satisfactory number of attractive investments and the volume has been good. And so while we have been cautious, we were cautious at the end of last year, we had a good first quarter and it's just hard to tell but we want you to hear both messages.

MICHAEL BEALL - DAVENPORT

Just in closing, can you just give me an example that I can share with some of my friends here, where we at W. P. Carey have a little bit of a competitive edge in terms of seeing deals that others see or having access to deal flow that maybe or maybe it's not true, is not exposed to the whole world so that maybe we are able to negotiate a more reasonable deal?


GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

We try to base our transactions on relationships and what I would say there is that, and I don't have


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a number in front of me, but a number of our transactions are investments that aren't seen by other players. And at the same time, we try to keep that somewhat quiet just because we don't want to shine a big spotlight on that fact and we're transacting with sophisticated people. So it's more of a question of not getting into a bidding war. And the reason, the example I would give for you on that is that in many of our transactions, we are part of the acquisition of a business. And if the saleleaseback is happening at the same time the business is being bought, oftentimes the financial buyer must have certainty of close from the leaseback provider. And I think we stand up very well in that environment because of our brand name and our long-term track record. But in those cases, a financial buyer just cannot have anything go wrong or his -- their purchase of the Company is subject to our being able to show up with the sale-leaseback on time and on terms. And I think we try to compete in that area.

MICHAEL BEALL - DAVENPORT

Thanks again.

OPERATOR

There are no further questions at this time. I will turn it back over to our speakers for any additional or closing comments.

CURT RITTER - W. P. CAREY & CO. LLC - DIRECTOR OF CORPORATE COMMUNICATIONS

Thank you very much for joining us today. Once again, if you have any additional questions, please feel free to contact our investor relations department at 1-800-WP CAREY and we look forward to speaking with you next quarter.

GORDON DUGAN - W. P. CAREY & CO. LLC - CEO

Thank you all.

OPERATOR

That does conclude today's conference call. We thank you for your participation. You may now disconnect at this time.

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companies may make projections


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